Exhibit 99.1

Release: Contact:	Immediate Carolyn Schwartz (investment community) (408) 748-5227	Jeffrey Lettes (editorial/media) (408) 563-5161

APPLIED MATERIALS ANNOUNCES CORPORATE REALIGNMENT

Company Will Consolidate Facilities and Implement Reduction in Force

SANTA CLARA, Calif., March 17, 2003—Applied Materials, Inc., the world’s largest supplier of wafer fabrication solutions to the semiconductor industry, announced today a major plan to align the Company’s cost structure with current business conditions. The plan also provides for the infrastructure required to achieve the Company’s growth potential when general economic conditions improve. The realignment plan has two major elements: first, restructuring actions—including consolidation of facilities and a reduction in work force—which will result in charges to income; and second, focused program management to provide additional cost savings. The plan is designed to enhance the Company’s strong market position and add more value to customers’ capability while reducing costs to enhance short-term and intermediate-term profit performance.

“The world is changing and the semiconductor industry is changing with it,” said James C. Morgan, chairman and chief executive officer of Applied Materials. “Our customers are investing in advanced, complex technologies at the same time that they are under enormous pressure to reduce costs. The combination of changes in the industry and the extended downturn have led Applied Materials to take decisive action that will enable the Company to generate increased profits at current levels of revenue while maintaining strategic product development capability.”

The Company expects to incur pretax restructuring charges of up to $425 million over the next four quarters, consisting primarily of up to $235 million for consolidation of facilities and related fixed assets and up to $120 million for employee severance and benefits associated with anticipated global work force reductions, and other charges. Facilities infrastructure is being reduced primarily through building consolidation in Santa Clara, California and Austin, Texas. The Company’s facilities outside of the U.S. also will be reduced in various locations.

The realignment plan includes the elimination of approximately 2,000 positions or 14 percent of the Company’s global work force. Approximately 1,400 positions in Applied Materials’ North America operations will be affected and the majority of notifications will occur at the end of the second fiscal quarter. The remaining 600 positions will be eliminated at other locations worldwide by the end of the Company’s fourth fiscal quarter of FY03.

Additional savings are expected from focused program management and productivity initiatives that the Company has been implementing during the past two years. These actions and program savings are expected to reduce the Company’s costs by approximately $60 million in the third fiscal quarter of FY03 to a target of approximately $100 million by the first fiscal quarter of FY04.

“We believe that the implementation of this plan will position Applied Materials to decisively respond to the fundamental changes taking place in the semiconductor industry and enables us to improve profitability and extend our leadership,” said Morgan. “This plan builds upon our global capabilities and reinforces Applied Materials’ strong commitment to strategic investments, product and service excellence, productivity improvements and R&D programs that will drive our Company, customers and industry forward.”

This press release contains certain forward-looking statements including, but not limited to: those relating to the realignment plan and its elements; the realignment plan’s timing and impact; the amount and timing of the restructuring charges; the amount and timing of the Company’s cost savings; the Company’s profitability and strategic position; and the semiconductor industry’s outlook. These forward-looking statements include the assumptions that underlie such statements and are based on management’s estimates, projections and assumptions as of the date hereof. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied. Risks and uncertainties include, but are not limited to: the Company’s ability to implement the realignment plan (including the consolidation of facilities and work force reduction) according to the timetable and to the extent currently anticipated; possible changes in the size and components of the restructuring charges and cost savings; the impact of the realignment plan on the Company’s revenue and profitability; the Company’s ability to maintain effective cost controls and to timely align its cost structure with market conditions; ongoing changes in the semiconductor industry; the length and severity of the economic and industry downturn; geopolitical uncertainties; and other risks described in Applied Materials’ filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.

Applied Materials will hold a conference call today beginning at 2:00 p.m. Pacific Standard Time. A webcast of the conference call will be available at Applied Materials’ Web site under the “Investors” section.

Applied Materials (Nasdaq: AMAT), the largest supplier of products and services to the global semiconductor industry, is one of the world’s leading information infrastructure providers. Applied Materials enables Information for Everyone™ by helping semiconductor manufacturers produce more powerful, portable and affordable chips.

Applied Materials’ Web site is http://www.appliedmaterials.com.

###